FIRST SUPPLEMENTAL INDENTURE
        FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 28, 2026, among (a) Merus B.V. a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat (statutaire zetel) in Utrecht, the Netherlands (address: Uppsalalaan 17, 3rd and 4th Floor, 3584 CT Utrecht, the Netherlands, trade register number: 98602152) and Merus US, Inc., a Delaware corporation (together, the “New Guarantors”), (b) Genmab A/S (the “Company”), (c) Genmab Finance LLC (the “U.S. Co-Issuer” and, together with the Company and any successors thereto, the “Issuers”), and (d) Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”) under the Indenture referred to below.
W I T N E S S E T H :
        WHEREAS the Issuers, the Trustee and the Notes Collateral Agent have heretofore executed an indenture, dated as of December 3, 2025 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuers’ 6.250% Senior Secured Notes due 2032 (the “Notes”), initially in the aggregate principal amount of $1,500,000,000;
        WHEREAS Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuers are required to cause the New Guarantors to execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the New Guarantors shall guarantee the Guaranteed Obligations; and
        WHEREAS pursuant to Section 9.01(a)(v) of the Indenture, the Trustee, the Notes Collateral Agent and the Issuers are authorized to execute and deliver this Supplemental Indenture;
        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuers, the Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
    1.     Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.
    2.     Agreement to Guarantee. The New Guarantors hereby, jointly and severally with all existing Guarantors, guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and agrees to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.
    3.     Notices. All notices or other communications to the New Guarantors shall be given to the Issuers as provided in Section 13.01 of the Indenture.
    4.     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
    5.     Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
    6.     Trustee and Notes Collateral Agent Make No Representation. Each of the Trustee and the Notes Collateral Agent accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and the Notes Collateral Agent. Without limiting the generality of the foregoing, each of the Trustee and the Notes Collateral Agent shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the New Guarantors, in each case, by action or otherwise, (iii) the due execution hereof by the Issuers and the New Guarantors or (iv) the consequences of any amendment herein provided for, and each of the Trustee and the Notes Collateral Agent makes no representation with respect to any such matters.
    7.     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signature to this Supplemental Indenture may be delivered by electronic mail (including .pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law; provided that notwithstanding anything herein to the contrary, each of the Trustee and the Notes Collateral Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee and the Notes Collateral Agent pursuant to procedures approved by the Trustee and the Notes Collateral Agent. For the avoidance of doubt, the foregoing also applies to any amendment hereto. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Supplemental Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
    8.     Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.
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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

GENMAB A/S, as an Issuer

By:	/s/ Jan van de Winkel
Name: Jan van de Winkel
Title: President and Chief Executive Officer

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Greg Mueller
Name: Greg Mueller
Title: Executive Vice President, General
Counsel and Chief Legal Officer

GENMAB FINANCE LLC, as an Issuer

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Vice President and Chief Financial
Officer

MERUS B.V., as a Guarantor

By:	/s/ Jan van de Winkle
Name: Jan van de Winkle
Title: Managing Director

[Signature Page to the Secured Notes Supplemental Indenture]

MERUS US, INC., as a Guarantor

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Notes Collateral Agent

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President
[Signature Page to the Secured Notes Supplemental Indenture]